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  FORM 3
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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                     Section 17(a) of the Public Utility
    Holding Company Act of 1935 or Section 30(f) of the Investment Company
                                  Act of 1940

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

(Print or Type Responses)
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
1. Name and Address of Reporting Person*      2. Date of Event Re-   4. Issuer Name and Ticker or Trading Symbol
                                                 quiring Statement      U.S. Timberlands Company, L.P. (Nasdaq: TIMBZ)
   Theobald      Thomas            C.            (Month/Day/Year)   ----------------------------------------------------------------
---------------------------------------------         1/2/98         5. Relationship of Reporting Person    6. If Amendment, Date of
  (Last)        (First)            (Middle)   ----------------------    to Issuer (Check all applicable)       Original
                                               3. IRS or Social Se-      X   Director       10% Owner          (Month/Day/Year)
                                                  curity Number of     -----          -----                -------------------------
  Suite 3300, 222 West Adams Street               Reporting Person           Officer        Other (specify  7. Individual or
----------------------------------------------    (Voluntary)          ----- (give    -----         below)     Joint/Group Filing
           (Street)                                                          title below)                      (Check Applicable
                                                                                                                Line)
                                                                       -----------------------------------    X  Form filed by One
                                                                                                            -----Reporting Person
                                                                                                                 Form filed by More
                                                                                                                 than One Reporting
  Chicago          IL            60606                                                                      -----Person
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  (City)           (State)       (Zip)                                 TABLE 1 - Non-Derivative Securities Beneficially Owned
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1. Title of Security                                  2. Amount of Securities       3. Ownership    4. Nature of Indirect Beneficial
   (Instr. 4)                                            Beneficially Owned            Form: Direct    Ownership (Instr. 5)
                                                         (Instr. 4)                    (D) or Indirect
                                                                                       (I)  (Instr. 5)
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Common Units                                          5,000                                 D
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                                                                                                                              (Over)
                                                                                                                     SEC 1473 (7/96)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction
5(b)(v).

FORM 3 (continued)   Table II - Derivative Securities Beneficially Owned (e.g.,
puts, calls, warrants, options, convertible securities)

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
1. Title of Derivative Security     2. Date Exer-     3. Title and Amount of        4. Conver-       5. Owner-       6. Nature of
   (Instr. 4)                          cisable and       Securities Underlying         sion or          ship            Indirect
                                       Expiration        Derivative Security           Exercise         Form of         Beneficial
                                       Date              (Instr. 4)                    Price of         Deriv-          Ownership
                                       (Month/Day/Year)                                Deri-            ative           (Instr. 5)
                                       --------------------------------------------    vative           Security:
                                       Date     Expira-                   Amount       Security         Direct
                                       Exer-    tion                      of                            (D) or
                                       cisable  Date         Title        Number                        Indirect
                                                                          of                            (I)
                                                                          Shares                        (Instr. 5)
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Unit Options (right to convert)          +        ++     Common Units     50,000        +++                 D
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
Explanation of Responses:

+ The Unit Options will become exercisable upon the conversion of the Subordinated Units to Common Units on a pro rata basis, which date shall be no earlier than December 31, 2000.
++ The Unit Options expire on the tenth anniversary of the date such Unit Option is granted or earlier in certain instances upon termination of employment.
+++ The Unit Options will have an exercise price of $21.44, the market value of the Common Units as of the close of trading on January 5, 1998.



** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                               /s/ Thomas C. Theobald              1/27/98
                               --------------------------------  ------------
                               ** Signature of Reporting Person     Date


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                                                                 SEC 1473 (7-96)